Employment Agreement

     This Employment Agreement ("Agreement") is made as of January 3, 1995, ("Effective Date") between SP Enterprises, Inc. (also doing business as "Interactive Magic", and hereafter in this Agreement the "Corporation"), a Maryland corporation, John W. Stealey, Sr. ("Employee"), and Robert L. Pickens ("Pickens").

     WHEREAS, Employee has been employed by the Corporation as of December 31, 1994, and since that date has served as a director and as Chairman of the Board of Directors of the Corporation;

     WHEREAS, Employee, Pickens and the Corporation are entering into a Stock Purchase Agreement ("Purchase Agreement") of even date herewith whereby the Corporation will issue shares of its Class A Common Stock (Voting) ("Class A Stock") to Employee, such that Employee will become the majority stockholder of the Corporation and Pickens will become a minority shareholder of the Corporation;

     WHEREAS, as an inducement to Employee to enter into the Purchase Agreement, Pickens desires to cause the Corporation to employ Employee, and Employee desires to be employed by the corporation, upon the terms and conditions herein set forth; and

     WHEREAS, this Agreement is the employment agreement described in the Purchase Agreement;

     NOW, THEREFORE, in consideration of the foregoing premises, and the mutual promises and covenants herein contained, the Corporation and Employee agree as follows:

     1. Term of Agreement. This Agreement shall commence as of the Effective Date for an initial term of three (3) years, provided that on each annual anniversary of the Effective Date commencing on January 3, 1997, the term shall be extended automatically by an additional one (1) year, unless either the Corporation or the Employee, prior to such anniversary date, shall give written notice of intent not to extend the term for an additional year. The initial term, as extended automatically pursuant to the foregoing sentence, is hereafter the "Term of Agreement".

     2. Period of Employment. The Corporation shall employ the Employee, and the Employee shall serve in the employ of the Corporation, during the Term of Agreement (the "Period of Employment"), in the position and with the duties and responsibilities set forth in Section 3, subject to the other terms and conditions of this Agreement.

     3. Position.

     (a) During the Period of Employment the Employee shall serve as Chief Executive Officer of the Corporation with the duties and responsibilities as provided in the Corporation's By-laws for the Chief Executive Officer, and such other duties as are customary for a chief executive officer.

     (b) For so long as Stealey is a stockholder of the Corporation, Pickens shall vote all of his shares of voting stock in favor of Employee serving as a director of the Corporation, and for so long as Pickens is a director of the Corporation, in favor of Employee serving as Chairman of the Board.

     4. Compensation. During the Period of Employment, the Corporation shall pay to the Employee as compensation a base salary and incentive compensation, as follows:

          (a) Base Salary. A base salary at the initial annual rate of $150,000.00, provided that: (i) the amount due for the calendar year 1995 may be deferred, at the Corporation's sole discretion, and paid to Employee in increments of $50,000 during each of calendar years 1996, 1997, and 1998; (ii) in the event this Agreement is terminated prior to December 31, 1998, Employee shall receive all deferred but unpaid amounts in a lump sum no later than the date of termination; and (iii) notwithstanding anything to the contrary in subsection (ii), Employee shall have the option, exercisable by Employee upon written notice to the corporation no later than the earlier to occur of (A) three (3) days after termination of employment for any reason or (B) January 3, 1999, to take all or any portion of the unpaid or deferred compensation in the form of shares of the Corporation's Class A Stock, at a purchase price of $0.50 per share.

          (b) Incentive Compensation. Annual incentive compensation in an amount to be determined from year to year by the Corporation's Board of Directors.

     5. Benefits. During the Period of Employment, the Corporation shall pay the Employee the following benefits:

          (a) Medical and Dental benefits. Employee shall be entitled to reimbursement of reasonable health insurance premiums for family coverage and shall be eligible to participate in the Corporation medical and dental plans in accordance with the company's policies as may be in effect from time to time.

          (b) Automobiles.  The Corporation shall make available to Employee two
     (2) automobiles, owned or leased by the Corporation, for use by Employee throughout the Period of Employment. The Corporation shall provide all appropriate insurance coverage, all automobile maintenance and operating expenses, and all automobile telephone expenses for each automobile.

          (c) Modification of Company Benefit Plans. Nothing herein shall be construed as an obligation to make available benefit plans to its employees generally, or to provide for specific terms and conditions relating to such benefit plans.

          (d) Promotion Allowance. The Corporation shall provide Employee with a monthly allowance of $1000 to be used in the promotion, development and advancement of the Corporation's business. The Corporation shall reimburse Employee for all additional reasonable and necessary business expenses incurred by Employee on behalf of the Corporation provided Employee shall make available all records and information in support of such request.

          (e) Reimbursement For Disallowed Compensation and Expenses. In the event that any fringe benefit, expense allowance payment, or other expense incurred by the Corporation for the benefit of the Employee shall in whole or in part, upon audit or other examination of income tax returns of the Corporation, be determined not to be allowable deductions from the gross income of the Corporation and such determination shall be acceded to by the Corporation, or such determination shall be made final and no timely appeal shall be taken therefrom, then the Employee shall repay to the Corporation the amount of such disallowed compensation and expenses. This obligation is in accordance with the provisions of Revenue Ruling 69-115 and is for the purpose of entitling such Employee to a business expense deduction for the taxable year in which the repayment is made to the Corporation and to protect the Corporation from having to bear the entire burden of a disallowed expense item.

          (h) Vacation. Employee shall be entitled to all regular Corporation employee holidays and in addition to three (3) weeks of vacation per year for the first year of the Period of Employment, four (4) weeks in the second year of the Period of Employment, and thereafter to five (5) weeks of vacation per year. After the fifth year of employment, Employee shall be entitled to a one-year sabbatical with full pay and benefits.

     6. Termination Before Expiration of Period of Employment. The termination of the employment of the Employee during the Period of Employment may occur, under this Agreement, in any one of the following ways:

          (a) By the Corporation. The Corporation may terminate the employment of the Employee at any time.

          (b) By the Employee. The Employee may terminate his employment at any time during the Period of Employment for any reason, including retirement pursuant to the provisions of the Corporation's retirement plan, if any.

     7. Notice of Termination. Any termination of the employment of the Employee, whether by the Corporation or by the Employee shall be communicated to the other party by notice in writing (the "Notice of Termination"), shall state the termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provisions so indicated. The "Date of Termination" shall mean the date on which the employment terminates.

     8. Consequences of Termination. The termination of the employment of the Employee during the Period of Employment will cause the following results:

          8.1. If the termination is for any reason other than by Employee voluntarily (including resignation or pursuant to notice of nonrenewal by Employee under Section 1):

               (a) The Corporation will pay the Employee within five (5) days after the Date of Termination: (i) any unpaid base compensation for services performed prior to the Date of Termination; (ii) the amount of any accrued annual vacation pay to which he may be entitled under the Corporation's vacation plan and other accrued but unpaid benefits; and (iii) an amount as liquidated damages, and in a lump sum, equal to twice the total of (A) Employee's annual base salary then in effect (regardless of whether such salary has been paid or deferred); (B) Employee's incentive compensation under Section 4(b), if any, due from prior years but unpaid as of the Date of Termination; and (C) such incentive compensation under Section 4(b), if any, as would have been earned (as defined in section 8.1(b)) by Employee for the period from January 1 of the year of the Date of Termination through the Date of Termination, in all cases subject to applicable federal and state withholding. (The total amount due under subsection (iii) is hereafter the "Termination Damages.")

               (b) For purposes of calculating the incentive compensation component in foregoing clause (a) (iii) (C), Employee shall be deemed to have earned such incentive compensation if the Corporation's performance, either pro-rated as of the Date of Termination from the annual performance criteria as previously determined by the Board of Directors under Section 4(b) ("Performance Criteria") or as of the end of the applicable year, substantially satisfies the Performance Criteria. The amount of incentive compensation to which Employee shall be entitled under clause (a) (iii) (C) is the portion of the total incentive compensation for the year in which the Date of Termination occurs, pro rated from January 1 through the Date of Termination. In the event the amount of incentive compensation due under clause (a)
          (iii) (C) cannot reasonably be determined within five days of the Date of Termination, the amount due under clause (a) (iii) (C) shall be paid as soon as can practicably be determined, but in no event later than incentive compensation paid to the Corporation's other employees for such year.

          8.2. If the termination is voluntarily by the Employee:

               (a) The Corporation will pay the Employee within five (5) days after the Date of Termination: (i) any unpaid compensation for services performed prior to the Date of Termination; (ii) the amount of any accrued annual vacation pay to which he may be entitled under the Corporation's vacation plan; and (iii) incentive compensation for the year in which the Date of termination occurs as described in
          Section 8.1 (a) (iii) (C).

               (b) For purposes of this section, "voluntary termination" by the Employee shall not include termination by Employee as a result of (i) a material change in the Employee's duties, responsibilities or authority, without his express written consent, or any change, including the sale or other disposition of a substantial part of the business of the Corporation and its subsidiaries, which would cause the Employee's position with the Corporation to become of less dignity, responsibility, importance or scope from the position and attributes thereof described in Section 2; (ii) failure to obtain the assumption of the obligation to perform this Agreement by any successor, or (iii) breach of this Agreement by the Corporation.

     9. Other Benefits. Nothing in this Agreement shall prevent the Employee from receiving any benefits to which he may be entitled under any plan or program of the Corporation, except any severance pay benefits for which he might otherwise be eligible under any plan, program or policy of the Corporation. Amounts paid to the Employee pursuant to Section 8 shall not be considered as compensation or earnings for purposes of the Corporation's pension plan or other benefit plans, programs or policies.

     10. Income Tax Withholding. The Corporation may withhold from any benefits payable under this Agreement any federal, state, city or other taxes as may be required pursuant to any law, regulation or ruling.

     11. Noncompetition And Confidentiality.

     (a) Employee shall not, without the prior written approval of the Board of Directors of the Corporation, during the term hereof and a period of two (2) years after termination of his employment with the Corporation, be interested, directly or indirectly, as partner, officer, director, stockholder, advisor, employee or in any other capacity in any other Competitive Business (as defined herein) within 250 miles of any location at which the Corporation maintains its principal administrative headquarters; provided, however, that nothing herein contained shall be deemed to prevent or limit the right of Employee to invest in the capital stock or securities of any corporation whose stock or securities are regularly traded on any public exchange. The term "Competitive Business" shall mean the design, manufacture or sale of games used on personal computers.

     (b) The term of this provision shall be extended by breach of section 11(a) such that the term shall run for two years from the date such breach is cured.

     (c) The term of this provision shall be reduced automatically upon failure of the Corporation to timely pay the full amount of all Termination Damages provided in section 8. The amount of the reduction in the term shall bear the same proportion to the two-year term as the amount of Termination Damages due but not paid bears to the total Termination Damages.

     12. Confidentiality.

     (a) Employee shall not at any time, either directly or indirectly, divulge, disclose, or communicate to any person, firm or corporation in any manner whatsoever any information concerning any matters affecting or relating to the business of the Corporation, including without limitation the names of its customers or clients, the prices at which it sells, has sold, provides or has provided, its products and services, or any other information concerning the Corporation, its manner of operation, its plans, processes, or other data without regard to whether all of the forgoing matters would be deemed confidential, material or important, the parties hereto stipulating that, as between them, the same are important, material, and confidential and gravely affect the effective and successful conduct of the business of the Corporation, and the Corporation's good will and that any breach of the terms of this paragraph shall be a material breach of this Agreement. This confidentiality provision shall survive the termination of Employee's employment, regardless of cause. The existence of any claims or cause of action against the Corporation by Employee, whether predicated on this Agreement or otherwise, shall not constitute a defense to enforcement of this provision.

     (b) Employee agrees that upon termination for any reason, and unless specifically authorized otherwise in writing by the Corporation's Board of Directors, he shall return to the Corporation, without making or retaining any copies thereof, all documents pertaining to the Corporation's business in any way obtained while Employee was an employee of the Corporation.

     13. Severability. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision or this Agreement, which shall remain in full force and effect.

     14. Amendment. This Agreement may not be modified or amended except by an instrument in writing signed by all parties hereto.

     15. Governing Law. This Agreement shall be subject to, and governed by, the laws of the state of Maryland, excluding its choice of law provisions.

     16. Entire Agreement. This Agreement and the Purchase Agreement constitute the entire agreement and understanding between the parties hereto in respect of the matters set forth herein, and all prior negotiations, writings and understandings, written or oral, relating to the subject matter of this Agreement are merged herein and are superseded and canceled by this Agreement and the Purchase Agreement.

     17. Binding Agreement and Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that this Agreement and the rights of the .parties hereunder may not be assigned, and the obligations of the parties hereunder may not be delegated, in whole or in part, without the prior written consent of the other party hereto.

     18. Notices. Any notice, request, instruction or other document or communication required or permitted to be given under this Agreement shall be in writing and shall be deemed to be given as provided in the Purchase Agreement.

     19. Section Headings. The Section headings contained in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning or interpretation of this Agreement or any of its terms and conditions.

     20. Construction. Each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

[End of Page]

         21. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first above written.


Witness or Attest:                  SP Enterprises, Inc.


/s/ Nina Jo C. Rutledge             By: /s/ Robert L. Pickens
----------------------------            ------------------------------
                                            Robert Pickens
                                            President


Witness:


/s/ Nina Jo C. Rutledge             /s/ Robert L. Pickens
----------------------------        ----------------------------------
                                        Robert L. Pickens

Witness:


/s/ Nina Jo C. Rutledge             /s/ John W. Stealey, Sr.
----------------------------        ----------------------------------
                                        John W. Stealey, Sr.

                        AMENDMENT TO EMPLOYMENT AGREEMENT


         This Amendment to Employment Agreement is entered into, effective the 6th day of July, 1998, by and between INTERACTIVE MAGIC, INC. (formerly known as SP Enterprises, Inc. and hereinafter in this Agreement, the "Corporation") and JOHN W. STEALEY, SR. (the "Employee") and ROBERT L. PICKENS.

         WHEREAS, the Corporation and the Employee are parties to an Employment Agreement dated January 3, 1995, a copy of which is attached hereto as Exhibit A (the "Agreement");

         WHEREAS, the Corporation and the Employee desire to amend the Agreement.

         NOW, THEREFORE, in consideration of the above and the mutual promises set forth below, the legal sufficiency and adequacy of which are hereby acknowledged, the parties agree to amend the Agreement as follows:

         1. Section 3(b) of the Agreement is amended by deleting that Section in its entirety.

         2. Section 4(a), Base Salary, is amended by deleting that Section in its entirety and inserting in lieu thereof a new Section 4(a) to read as follows:

                            (a) Base Salary. A base salary at the initial annual
                  rate of $180,000, with increases in such amounts as may be determined from time to time by the Board of Directors but in no event to be less than five percent (5%) per year; and

         3. Section 5(b), Automobiles, is amended by deleting that Section in its entirety and inserting in lieu thereof a new Section 5(b) to read as follows:

                            (b) Automobile. The Corporation shall make available
                  to Employee an automobile, owned or leased by the Corporation, for use by Employee throughout the Employment Period. The Corporation shall provide all appropriate insurance coverage, all automobile maintenance and operating expenses, and all automobile telephone expenses.

         4. Section 5(h), Vacation, is amended by deleting the last sentence of that Section which reads, "After the fifth year of employment, Employee shall be entitled to a one-year sabbatical with full pay and benefits."

         5. Section 5, Benefits, is amended by adding the following:

                            (i) Life Insurance. The Corporation shall provide
                  Employee with a term life insurance benefit equal to no less than $1,000,000. Employee shall have the sole discretion to name the beneficiary of this insurance. The Corporation shall have the right, at its own expense and for its own benefit, to purchase additional insurance on Employee's life, and Employee shall cooperate by providing the necessary information, submitting to the required examinations, and otherwise complying with the designated carrier's requirements.

                                     (j) Disability Insurance. The Corporation
                  shall provide Employee with disability insurance in accordance with the Corporation's policies as may be in effect from time to time.

         6. Section 8.1 is amended by deleting the introductory clause which currently reads "If the termination is for any reason other than by Employee voluntarily (including resignation or pursuant to notice of non-renewal by Employee under Section 1)" and inserting in lieu thereof "If the termination is for any reason other than either by the Corporation for Cause (as defined herein) or by Employee voluntarily (including resignation or pursuant to notice of non-renewal by Employee under Section 1)".

         7. Section 8.1 is further amended by adding the following:

                                     (c) The term "Cause" shall mean: (i)
                  substantially uncured breach of this Agreement 30 days following written notice by the Corporation to Employee of such alleged breach; (ii) material or flagrant violations of Employer's policies and procedures; (iii) other conduct that is substantially and materially detrimental to the best interests of the Corporation; (iv) conviction of, or pleading guilty or confessing to, fraud, misappropriation, embezzlement or any felony; or (v) willful failure, without reasonable excuse or proper authorization, to devote full business time to the affairs of the Corporation. Without limiting the generality of the first sentence of Section 8.1, notice by the Corporation that it will not extend the Period of Employment for an additional one-year term upon any anniversary of the Effective Date, as provided in Section 1, shall be considered termination of Employee by the Corporation without Cause.

         8. Section 15, Governing Law, is amended by deleting that Section in its entirety and by inserting in lieu thereof a new Section 16 to read as follows:

                                    15. Governing Law. This Agreement shall be
                  subject to, and governed by, the laws of the State of North Carolina, excluding its choice of law provisions.

         9. The Agreement is amended by adding as Section 22 the following:

                            22. Remedy for Breach. The parties recognize that
                  the services to be rendered by Employee hereunder are special, unique, of an extraordinary character, require Employee's special skills, knowledge and talents and that his employment with the Corporation of necessity provides Employee with specialized knowledge, and that the Corporation will be irreparably harmed in the event Employee were to use his special skill, knowledge and talents and his knowledge of the Corporation's trade secrets in competition with a competitor of the Corporation, or otherwise in breach or threatened breach of this Agreement. In such event, the Corporation, without limitation as to other remedies that may be available to it, shall be entitled to institute and prosecute proceedings at law or in equity to enforce the specific performance hereof by Employee or to enjoin Employee from breaching the provisions hereof. Employee waives any and all defenses he may have on the ground of jurisdiction or competence of the court to grant such an injunction, specific performance or other equitable relief.

         10. Except as set forth herein, the Agreement is not modified or amended, and the parties hereto reaffirm and agree to all of the terms and provisions of the Agreement, as amended, in all other respects.
         IN WITNESS WHEREOF, the parties have executed this Amendment to Employment Agreement, effective the 6th day of July, 1998.

                                         INTERACTIVE MAGIC, INC.


ATTEST:                                      /s/ Robert L. Pickens
                                         By: __________________________________
                                                  Name: Robert L. Pickens
/s/ William H. Marks                              Title: President
------------------------------------
       Secretary

(CORPORATE SEAL)

                                    EMPLOYEE:



                                     /s/ John W. Stealey, Sr.
                                     ----------------------------------------
                                     John W. Stealey, Sr.


                                     /s/ Robert L. Pickens
                                     -----------------------------------------
                                     Robert L. Pickens